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FOR IMMEDIATE RELEASE


                     SOUTHWEST BANCORPORATION OF TEXAS SELLS
                            INTEREST IN BAY CITY BANK


      Houston, Texas - (August 15, 2002) - Southwest Bancorporation of Texas, Inc. (Nasdaq: SWBT) announced today that its interest in First National Bank of Bay City will be sold in a cash transaction valued at $5 million, subject to certain adjustments, between First National Bank of Bay City and Prosperity Bancshares Inc. Southwest Bancorporation of Texas owns approximately 58 percent of First National Bank of Bay City and, upon closing of the transaction, expects to record a pretax gain of approximately $1 million. Southwest Bancorporation of Texas became a majority shareholder in First National Bank of Bay City in its merger with Citizens Bankers Inc. in 2000. The agreement, which is subject to regulatory approval, is expected to close during the 4th quarter.

     "We are pleased that this transaction will allow us to align our service areas more closely," said Paul Murphy, president and CEO of Southwest Bancorporation of Texas. "We continue to look at markets for expansion that fit with our strategic growth plans."

    Southwest Bancorporation of Texas, Inc. is the largest independent bank-holding company headquartered in Houston, Texas, with $4.5 billion in assets. The Company focuses on commercial lending and treasury management to small and middle-market businesses, private financial management and trust services for families and individuals, and retail and mortgage banking services. The Company's subsidiary, Southwest Bank of Texas, N.A., has 32 full-service branches located throughout the Houston metropolitan area.

Contact:
Sarah Peterson, SVP
Southwest Bank of Texas
713-232-1115
speterson@swbanktx.com